Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-88517 of The Fairholme Fund (the "Fund"), a series of Fairholme Funds, Inc., on Form N-1A of our report dated January 11, 2006, appearing in the Annual Report of the Fund for the year ended November 30, 2005 and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is a part of such Registration Statement, and under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is also part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
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Philadelphia, Pennsylvania
March 28, 2006


SK 22146 0003 656142